Daktronics, Inc. expands board of directors to eight members and appoints new director

Brookings, S.D., December 7, 2022 – Daktronics, Inc. (NASDAQ - DAKT) today announced the expansion of its Board of Directors to eight members and the appointment of Howard I. Atkins as the eighth director.

The addition of Mr. Atkins is part of the Board’s ongoing refreshment process. He was selected pursuant to the Cooperation Agreement with Daktronics shareholder Prairieland Holdco, LLC (“Prairieland”) and its affiliates, including Andrew Siegel (collectively, the “Prairieland Group”), which was announced on July 27, 2022.

Andrew Siegel stated, “The Board conducted a comprehensive search and recruitment effort, and I am pleased that it resulted in the selection of Howard. He will bring to the Daktronics Board world-class financial management acumen and experience, and I look forward to working with him as the entire Board endeavors to enhance value for all shareholders.”
Reece A. Kurtenbach, chairman, president and CEO commented “The Board has expanded our ongoing refreshment to support the Company’s long-term growth and value creation strategies. Howard’s extensive expertise and experience, especially in strategic development, margin improvement, and financing, further enhances the Board’s mix of perspectives. We welcome Howard to the Board and look forward to collaborating with him to lead the Company to success in the emerging opportunities in our industry.”

Howard noted “It is an honor to be joining the Daktronics Board. I am looking forward to applying my global experiences as an investment professional, public company chief financial officer, and public company director to support the Daktronics leadership team in executing strategies to create long term value for its stakeholders.”

Mr. Atkins term is through the 2023 annual meeting. Mr. Atkins will serve on the Board’s compensation committee.

About Howard I. Atkins
Howard I. Atkins currently owns and manages HIA Capital, a business consulting and investment firm. In 2011, Mr. Atkins retired as the Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company, a banking and financial services company, where he was responsible for Wells Fargo’s financial management functions, investment portfolios, investor relations, capital management and corporate properties functions from 2001 to 2011. A 37-year veteran of the financial services industry, Mr. Atkins previously served as Executive Vice President and Chief Financial Officer of New York Life Insurance Company; Chief Financial Officer of Midlantic Corporation and Corporate Treasurer of Chase Manhattan Bank. In addition, Mr. Atkins served as a Director for Occidental Petroleum Corporation from 2010-2019 and for Ingram Micro from 2004-2017.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Certain statements made in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “believe,” “continue,” “growth,” “intends,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended April 30, 2022, which was filed with the SEC on June 16, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, supply chain disruptions, the current Russia-Ukraine war and recent sanctions and exports controls targeting Russia, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com